Exhibit 4.46

Description of the 5.20% Senior Notes due 2025 (the “notes”),
Registered Under Section 12 of the Securities Exchange Act of 1934

The following summary of Valaris plc’s (the “Company”) above referenced notes is based on and qualified by the Indenture, dated as of March 17, 2011, between the Company and Deutsche Bank Trust Company Americas, as trustee (the “trustee”), as supplemented with applicability to the notes (the “indenture”). For a complete description of the terms and provisions of the notes, refer to the indenture and the form of notes, which are filed as exhibits to this Annual Report on Form 10-K. Throughout this exhibit, references to “we,” “our,” and “us” refer to Valaris plc and not to any of its subsidiaries. In addition, we have used in this description capitalized and other terms that we have defined below under “Definitions” and in other parts of this description.
General
        The notes mature on March 15, 2025 and bear interest at 5.20% per year. We:

•	pay interest semi-annually on March 15 and September 15 of each year; and

•	pay interest to the person in whose name a note is registered at the close of business on the March 1 or September 1 preceding the interest payment date.
We compute interest on the basis of a 360-day year consisting of twelve 30-day months, make payments on the notes at the offices of the trustee and any paying agent and may make payments by wire transfer for notes held in book-entry form or by check mailed to the address of the person entitled to the payment as it appears in the note register.
        We issued the notes in fully registered form, without coupons, in minimum denominations of $2,000 and any integral multiples of $1,000 above that amount.
        We may "reopen" the notes and issue an unlimited principal amount of additional notes in the future without the consent of the holders.
Optional Redemption
        We may redeem the notes, in whole at any time or in part from time to time, prior to their maturity. If we elect to redeem the notes before the Par Call Date, we will pay a redemption price equal to the greater of:

(1)	100% of the principal amount of the notes to be redeemed; and

(2)
the sum of the present values of the remaining scheduled payments of principal and interest thereon that would be due if the notes matured on the Par Call Date (not including any portion of such payments of interest accrued as of the date of redemption), discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 50 basis points, plus accrued interest thereon to the date of redemption.

        If we elect to redeem the notes on or after the Par Call Date, we will pay an amount equal to 100% of the principal amount of the notes redeemed plus accrued interest thereon to the date of redemption.
        Notwithstanding the foregoing, installments of interest on the notes being redeemed that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date according to the notes and the indenture.
        "Comparable Treasury Issue" means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the notes (assuming, for this purpose, that such notes matured on the Par Call Date) to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.
        "Comparable Treasury Price" means, with respect to any redemption date, (i) the average of two Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if we are given fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations, or (iii) if only one Reference Treasury Dealer Quotation is received, such quotation.
        "Par Call Date" means December 15, 2024 (three months prior to the maturity date of such notes).

        "Quotation Agent" means the Reference Treasury Dealer appointed by us.
        "Reference Treasury Dealer" means each of Citigroup Global Markets Inc., Deutsche Bank Securities Inc. and HSBC Securities (USA) Inc. (or their respective affiliates that are Primary Treasury Dealers (as defined below)) and their respective successors and one other nationally recognized investment banking firm that is a primary U.S. Government securities dealers specified from time to time by us; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), we will substitute therefor another Primary Treasury Dealer.
        "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to us by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.
        "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.
        Notice of any redemption described under "Optional Redemption" will be mailed at least three business days (provided that the trustee has received drafts of such notice at least five days in advance thereof, or such shorter period as is satisfactory to the trustee) but in each case not more than 60 days before the redemption date to each holder (with a copy to the trustee) of the notes to be redeemed. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption. If less than all of the notes are to be redeemed, the notes to be redeemed shall be selected by lot by The Depository Trust Company ("DTC"), in the case of notes represented by a global security, or by the trustee by a method the trustee deems to be fair and appropriate and in accordance with any applicable procedures of DTC, in the case of notes that are not represented by a global security.
        We may at any time purchase notes on the open market or otherwise at any price. We will surrender all notes that we redeem or purchase to the trustee for cancellation. We may not reissue or resell any of these notes.
Ranking
        The notes constitute our senior unsecured debt and rank equally in right of payment with our senior unsecured debt from time to time outstanding and senior in right of payment to any future subordinated debt from time to time outstanding. The notes are effectively junior to our secured debt from time to time outstanding to the extent of the value of the assets securing that debt.
        We are a holding company and do not conduct any business operations or have any significant assets other than interests in our Subsidiaries. We currently conduct our operations through both U.S. and non-U.S. Subsidiaries, and our operating income and cash flow are generated by our Subsidiaries. As a result, cash we obtain from our Subsidiaries is the principal source of funds necessary to meet our debt service obligations. Contractual provisions or laws, as well as our Subsidiaries' financial condition and operating requirements, may limit our ability to obtain cash from our Subsidiaries that we require to pay our debt service obligations, including payments on the notes. The notes are obligations solely of us and are not guaranteed by any of our Subsidiaries. Therefore, holders of the notes have a junior position to the claims of creditors, including trade creditors and tort claimants, of our Subsidiaries with respect to their assets and earnings.
Additional Amounts
        All payments made under or with respect to the notes will be made free and clear of and without withholding or deduction for, or on account of, any present or future tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest, additions to tax and other liabilities related thereto) (collectively, "Taxes") unless the withholding or deduction of such Taxes is then required by law. If any deduction or withholding for, or on account of, any Taxes imposed or levied by or on behalf of (1) any jurisdiction in which we are organized, resident or doing business for Tax purposes or any department or political subdivision thereof or therein or (2) any jurisdiction from or through which payment is made by us or the paying agent or any department or political subdivision thereof or therein (each, a "Tax Jurisdiction") will at any time be required to be made from any payments made under or with respect to the notes, including payments of principal, redemption price, interest or premium, we will pay such additional amounts

(the "Additional Amounts") as may be necessary in order that the net amounts received in respect of such payments by each holder after such withholding or deduction (including any such deduction or withholding in respect of Additional Amounts) will equal the respective amounts which would have been received in respect of such payments in the absence of such withholding or deduction; provided, however, that no Additional Amounts will be payable with respect to:

•
any Taxes, to the extent such Taxes would not have been imposed but for the existence of any present or former connection between the holder or the beneficial owner of the notes and the relevant Tax Jurisdiction (other than any connection arising solely from the acquisition, ownership, holding or disposition of the notes, the enforcement of rights under the notes and/or the receipt of any payments in respect of the notes);

•
any Taxes, to the extent such Taxes would not have been imposed but for the failure of the holder or the beneficial owner of the notes to comply with any certification, identification, information, documentation, or other reporting requirements, including an application for relief under an applicable double Tax treaty, whether required by statute, treaty, regulation or administrative practice of a Tax Jurisdiction, as a precondition to exemption from, or reduction in the rate of deduction or withholding of, Taxes imposed by the Tax Jurisdiction (including, without limitation, a certification that the holder or beneficial owner is not resident in the Tax Jurisdiction or is a resident of an applicable Tax treaty jurisdiction), but in each case, only to the extent the holder or the beneficial owner is legally eligible to provide such certification or documentation; provided, however, that in the event that any such requirements are imposed as a result of an amendment to, or change in, any laws, Tax treaties, regulations or rulings (or any official administrative or judicial interpretation thereof) after the Issue Date, this paragraph (2) will apply only if we notify the trustee, at least 30 days before any such withholding or deduction would be payable, that holders or beneficial owners must comply with such certification, identification, information, documentation or other reporting requirements;

•
any Taxes, to the extent such Taxes were imposed as a result of the presentation of a note for payment (where presentation is required) more than 30 days after the relevant payment is first made available for payment to the holder (except to the extent that the holder would have been entitled to Additional Amounts had the note been presented on the last day of such 30 day period);

•	any estate, inheritance, gift, transfer, personal property or similar Tax;

•	any Taxes payable otherwise than by deduction or withholding from payments made under or with respect to the notes;

•
any Taxes required to be withheld pursuant to the EC Council Directive on the Taxation of Savings Income in the Form of Interest Payments (Directive 2003/48/EC) (as amended by EC Counsel Directive 2014/48/EU on March 24, 2014) or any law implementing or complying with, or introduced in order to conform to, such Directive or any agreement between the European Union and any non-EU jurisdiction providing for equivalent measures;

•
any Taxes required to be withheld in respect of a payment of interest in respect of notes presented for payment by or on behalf of a holder who would be able to avoid such withholding or deduction by presenting the relevant note to another paying agent in a member state of the European Union; or

•	any combination of the above items.
        We also will not pay any Additional Amounts to any holder who is a fiduciary or partnership or other than the sole beneficial owner of the note to the extent that the obligation to pay Additional Amounts would be reduced or eliminated by transferring the notes in question to the sole beneficial owner, but only if there is no material commercial or legal impediment to, or material cost associated with, transferring the notes to the sole beneficial owner.
        In addition to the foregoing, we will also pay and indemnify the holder for any present or future stamp, issue, registration, transfer, court or documentary taxes, or any other excise or property taxes, charges or similar levies (including penalties, interest, additions to Tax and other liabilities related thereto) which are levied by any Tax Jurisdiction on the execution, delivery, issuance, or registration of any of the notes, the indenture or any other document or instrument referred to therein, or the receipt of any payments with respect to, or enforcement of, the notes.
        If we become aware that we will be obligated to pay Additional Amounts with respect to any payment under or with respect to the notes, we will deliver to the trustee on a date which is at least 30 days prior to the date of that payment (unless the obligation to pay Additional Amounts arises after the 30th day prior to that payment date, in which case we shall notify the trustee promptly thereafter) notice stating the fact that Additional Amounts will be payable and the amount estimated to be so payable. The notice must also set forth any other information reasonably necessary to enable the paying agent to pay Additional Amounts to holders on the relevant payment date. We will provide the trustee with documentation reasonably satisfactory to the trustee evidencing the payment of Additional Amounts.
        We will timely make all withholdings and deductions required by law and will remit the full amount deducted or withheld to the relevant Tax authority in accordance with applicable law. We will furnish to the trustee (or to a holder upon request), within a reasonable time after the date the payment of any Taxes so deducted or withheld is made, certified copies of Tax receipts evidencing payment by us, or if receipts are not reasonably available, other evidence of payment reasonably satisfactory to the trustee.
        Whenever in the indenture or in this description of notes there is mentioned, in any context, the payment of amounts based upon the principal amount of the notes or of principal, interest or of any other amount payable under, or with respect to, any of the notes such mention shall be deemed to include the payment to the paying agent of Additional Amounts, if applicable.
        The obligations under this section will survive any termination, defeasance or discharge of the indenture and will apply, mutatis mutandis, to any jurisdiction in which any successor Person to us is organized, resident or doing business for Tax purposes or any jurisdiction from or through which such Person or its paying agent makes any payment on the notes and, in each case, any department or political subdivision thereof or therein.
Redemption for Changes in Taxes
        We may redeem the notes, in whole but not in part, at our option upon giving not less than 30 nor more than 60 days' prior written notice to the trustee and the holders, at a redemption price equal to 100% of the aggregate principal amount thereof, together with accrued and unpaid interest, if any, to the redemption date and all Additional Amounts, if any, which otherwise would be payable, if on the next date on which any amount would be payable in respect of the notes, we would be required to pay Additional Amounts, and we cannot avoid any such payment obligation by taking reasonable measures available to us, as a result of:

(3)
any amendment to, or change in, the laws, Tax treaties or any regulations or rulings promulgated thereunder of a relevant Tax Jurisdiction which is announced and becomes effective after March 4, 2015 (or, if the applicable Tax Jurisdiction became a Tax Jurisdiction on a date after March 4, 2015, such later date); or

(4)
any amendment to, or change in, an official interpretation or application regarding such laws, Tax treaties, regulations or rulings, including by virtue of a holding, judgment or order by a court of competent jurisdiction which is announced and becomes effective after March 4, 2015 (or, if the applicable Tax Jurisdiction became a Tax Jurisdiction on a date after March 4, 2015, such later date).

        We will not give any such notice of redemption earlier than 90 days prior to the earliest date on which we would be obligated to pay Additional Amounts or more than 365 days after the applicable law change takes effect, and, at the time such notice is given, the obligation to pay Additional Amounts must remain in effect.
Events of Default
        An "Event of Default" on the notes occurs if:

1.	we default in the payment of interest on any note when the same becomes due and payable and the Default continues for a period of 30 days;

2.	we default in the payment of the principal of any note when the same becomes due and payable at maturity, upon redemption or otherwise;

3.	we pursuant to or within the meaning of any Bankruptcy Law shall:

(a)	commence a voluntary case,

(b)	consent to the entry of an order for relief against us in an involuntary case,

(c)	consent to the appointment of a Custodian of us for all or substantially all of the property of us, or

(d)	make a general assignment for the benefit of creditors; or

4.	a court of competent jurisdiction enters into an order or decree under any Bankruptcy Law that:

(a)	is for relief against us in an involuntary case, or

(b)	appoints a Custodian of us or substantially all of the property of us, or

(c)	orders the liquidation of us, and the order or decree remains unstayed and in effect for 60 days.

        The term "Bankruptcy Law" means the Bankruptcy Act or any similar Federal or State law for the relief of debtors. The term "Custodian" means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.
        If any Event of Default (other than an Event of Default specified in clause (3) or (4) above) with respect to the notes occurs and is continuing, either the trustee or the holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately. Upon any such declaration, the notes shall become due and payable immediately, by a notice in writing to us (and to the trustee if given by holders). Notwithstanding the foregoing, if an Event of Default specified in clause (3) or (4) above hereof occurs with respect to us, all outstanding notes shall become due and payable without further action or notice.
        Holders of not less than a majority in aggregate principal amount of the then outstanding notes by notice to the trustee may on behalf of the holders of all of the notes waive any existing Default or Event of Default and its consequences under the indenture, except a continuing Default or Event of Default in the payment of the principal of, premium, if any, or interest on, the notes (including in connection with an offer to purchase) (provided, however, that the holders of a majority in aggregate principal amount of the then outstanding notes may rescind an acceleration and its consequences, including any related payment Default that resulted from such acceleration). Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of the indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.
Modification and Waiver
        We and the trustee may supplement or amend the indenture with respect to the notes with the consent of the holders of at least a majority in principal amount of the outstanding notes. Without the consent of the holder of each note affected, however, no modification may:

•	reduce the principal amount of the outstanding notes whose holders must consent to an amendment, supplement or waiver;

•	reduce the principal of or change the fixed maturity of any notes or alter any of the provisions with respect to the redemption of the notes;

•	reduce the rate of or change the time for payment of interest on any note;

•
waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the then outstanding notes and a waiver of the payment Default that resulted from such acceleration);

•	make any note payable in money other than that stated in the note;

•
make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of, or interest or premium, if any, on the notes;

•	waive a redemption payment with respect to any note;

•	cause the notes to become subordinated in right of payment to any other Indebtedness; or

•	make any change in the foregoing amendment and waiver provisions.
        We and the trustee may supplement or amend the indenture or waive any provision of that indenture without the consent of any holders of the notes in certain circumstances, including:

•	to cure any ambiguity, defect or inconsistency;

•
to provide for uncertificated notes in addition to or in place of certificated notes or to alter the provisions of the indenture related to the forms of notes (including the related definitions) in a manner that does not adversely affect any holder in any material respect;

•	to provide for the assumption of our obligations to the holders of the notes by a successor to us pursuant to provisions of the indenture;

•
to make any change that would provide any additional rights or benefits to the holders of the notes or that does not adversely affect the legal rights hereunder of any such holder in any material respect or to surrender any right or power conferred upon us;

•	to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

•
to change or eliminate any of the provisions of the indenture; provided that any such change or elimination becomes effective only when there are no outstanding notes created prior to the execution of such amendment or supplemental indenture that is adversely affected in any material respect by the change in or elimination of the provision;

•
to supplement any of the provisions of the indenture to such extent necessary to permit or facilitate the defeasance and discharge of notes pursuant to the indenture; provided, that any such action does not adversely affect the interest of the holders of the notes in any material respect;

•	to evidence and provide the acceptance of the appointment of a successor trustee pursuant to the terms thereof; and

•	to add a guarantor of the notes.
        The holders of a majority in principal amount of the outstanding notes may waive any existing or past Default or Event of Default with respect to those notes. Those holders may not, however, waive any Default or Event of Default in any payment on any note or compliance with a provision that cannot be amended or supplemented without the consent of each holder affected.
Defeasance and Discharge
        Defeasance.    When we use the term "defeasance," we mean discharge from some or all of our obligations under the indenture. If we deposit with the trustee under the indenture any combination of money or government securities sufficient to make payments on the notes issued under the indenture on the dates those payments are due, then, at our option, either of the following will occur:

•	we will be discharged from our obligations with respect to notes ("legal defeasance"); or

•	we will no longer have any obligation to comply with any restrictive covenants with respect to the notes and the related Events of Default will no longer apply ("covenant defeasance").
        If the notes are defeased, the holders of the notes will not be entitled to the benefits of the indenture, except for obligations to authenticate and deliver temporary securities, register the transfer or exchange of notes, replace mutilated, destroyed, lost and stolen notes and maintain paying agencies. In the case of covenant defeasance, our obligation to pay principal, premium and interest on the notes will also survive.
        We will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance would not cause the holders of the notes to recognize income, gain or loss for U.S. federal income tax purposes and that the holders would be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the deposit and related defeasance had not occurred. If we elect legal defeasance, that opinion of counsel must be based upon a ruling from the U.S. Internal Revenue Service or a change in law to that effect.
        Satisfaction and Discharge.    In addition, the indenture will cease to be of further effect with respect to the notes, subject to exceptions relating to compensation and indemnity of the trustee under the indenture and repayment to us of excess money or government securities, when:

•	either

•
all such notes theretofore authenticated and delivered (other than (i) such notes which have been destroyed, lost or stolen and which have been replaced or paid as provided in the indenture and (ii) such notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by us and thereafter repaid to us or discharged from such trust, as provided in the indenture) have been delivered to the trustee for cancellation; or

•	all such notes not theretofore delivered to the trustee for cancellation:

•	have become due and payable,

•	will become due and payable at their Stated Maturity within one year, or

•	are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in our name and at our expense;
and we, in the case of the three preceding bullets, have deposited or caused to be deposited with the trustee, as funds in trust for such purpose, an amount in U.S. dollars or U.S. government obligations maturing as to principal and interest in such amounts and at such times as will, together with any interest thereon (but without consideration of the reinvestment of such interest), be sufficient to pay and discharge the entire Indebtedness on such notes not theretofore delivered to the trustee for cancellation, for principal and any premium and interest to the date of such deposit (in the case of notes which have become due and payable) or to the Stated Maturity or redemption date, as the case may be;

•	we have paid or caused to be paid all other sums payable by us with respect to the notes; and

•
we have delivered to the trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided in the indenture or relating to the satisfaction and discharge of the indenture with respect to such notes have been complied with.

The Trustee
        Deutsche Bank Trust Company Americas is the trustee under the indenture. Deutsche Bank Trust Company Americas and its affiliates may perform certain commercial banking services for us from time to time for which they receive customary fees.
        The Trust Indenture Act contains limitations on the rights of the trustee, if it or any of its affiliates is then our creditor, to obtain payments of claims or to realize on certain property received for any such claim, as security or otherwise. The trustee and its affiliates are permitted to engage in other transactions with us. If, however, the trustee acquires any conflicting interest, it must eliminate that conflict or resign within 90 days after ascertaining that it has a conflicting interest and after the occurrence of a Default under the indenture, unless the Default has been cured, waived or otherwise eliminated within the 90-day period.
Payment; Paying Agents and Transfer Agents
The trustee has been appointed as paying agent and transfer agent for the notes. Payments on the notes will be made in U.S. dollars at the office of the trustee and any paying agent. At our option, however, payments may be made by wire transfer for notes held in book-entry form or by check mailed to the address of the Person entitled to the payment as it appears in the security register.
If the principal of or any premium or interest on notes is payable on a day that is not a business day, the payment will be made on the following business day. Subject to the requirements of any applicable abandoned property laws, the trustee and paying agent will pay to us upon written request any money held by them for payments on the notes that remains unclaimed for three years after the date upon which that payment has become due. After payment to us, holders entitled to the money must look to us for payment. In that case, all liability of the trustee or paying agent with respect to that money will cease.
Definitions
        "Bankruptcy Act" means the Bankruptcy Act or Title 11 of the United States Code, as amended.
        "Board of Directors" means our Board of Directors or comparable governing body or any committee thereof duly authorized, with respect to any particular matter, to act by or on behalf of our Board of Directors or comparable governing body.
        "Capitalized Lease Obligation" of any Person means any obligation of such Person to pay rent or other amounts under a lease of property, real or personal, that is required to be accounted for as a capital lease for financial reporting purposes in accordance with GAAP; and the amount of such obligation shall be the capitalized amount thereof determined in accordance with GAAP.
        "Default" means any event, act or condition that is, or after notice or the passage of time or both would be, an Event of Default.
        "Entity" means a corporation, limited liability company or business trust (or functional equivalent of the foregoing under applicable foreign law).
        "GAAP" means United States generally accepted accounting principles and policies consistent with those applied in the preparation of our financial statements.
        "Indebtedness" means:

•	all indebtedness for borrowed money (whether full or limited recourse);

•	all obligations evidenced by bonds, debentures, notes or other similar instruments;

•
all obligations under letters of credit or other similar instruments, other than standby letters of credit, performance bonds and other obligations issued in the ordinary course of business, to the extent not drawn or, to the extent drawn, if such drawing is reimbursed not later than the third business day following demand for reimbursement;

•	all obligations to pay the deferred and unpaid purchase price of property or services, except trade payables and accrued expenses incurred in the ordinary course of business;

•	all Capitalized Lease Obligations;

•
all Indebtedness of others secured by a Lien on any asset of the Person in question (provided that if the obligations so secured have not been assumed in full or are not otherwise fully the Person's legal liability, then such obligations may be reduced to the value of the asset or the liability of the Person); or

•	all Indebtedness of others (other than endorsements in the ordinary course of business) guaranteed by the Person in question to the extent of such guarantee.
        "Issue Date" means March 12, 2015, the date on which the notes were first authenticated and delivered under the indenture.
        "Joint Venture" means any partnership, corporation or other entity in which up to and including 50% of the partnership interests, outstanding voting stock or other equity interests is owned, directly or indirectly, by us and/or one or more Subsidiaries. A Joint Venture is not treated as a Subsidiary.
        "Lien" means any mortgage, pledge, lien, charge, security interest or similar encumbrance. For purposes of the indenture, we or any of our Subsidiaries shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capitalized Lease Obligation or other title retention agreement relating to such asset.
        "Maturity" when used with respect to any notes, means the date on which the principal of such note or an installment of principal becomes due and payable as therein or herein provided, whether at the Stated Maturity or by declaration of acceleration, call for redemption or otherwise.
        "Officers" means our Chairman of the Board, President, Vice President, Treasurer, Controller, Secretary, Assistant Treasurer, Assistant Controller or Assistant Secretary.
        "Officers' Certificate" means a certificate signed by two Officers and delivered to the trustee, which certificate shall be in compliance with the indenture.
        "Person" means any individual, corporation, partnership, limited liability company, joint venture, incorporated or unincorporated association, joint stock company, trust, unincorporated organization or government or other agency or political subdivision thereof or other entity of any kind.
        "Stated Maturity" when used with respect to any note or any installment of principal thereof or interest thereon, means the date specified in such note as the fixed date on which the principal of such note or such installment of principal or interest is due and payable.
        "Subsidiary" means a Person at least a majority of the outstanding Voting Stock of which is owned, directly or indirectly, by us or by one or more other Subsidiaries, or by us and one or more other Subsidiaries. A Joint Venture is not treated as a Subsidiary.
        "Voting Stock" means, with respect to any Person, securities of any class or classes of capital stock of such Person entitling the holders thereof (whether at all times or at the times that such class of capital stock has voting power by reason of the happening of any contingency) to vote in the election of members of the board of directors or comparable body of such Person.